Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Q1 2014 Revenue and Seventh Consecutive Quarter of Profitable Results

Shareholder Conference Call 4:15 PM EST

San Diego, CA - May 14, 2014 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the first quarter of 2014.

2014 First Quarter Highlights:

•	Net revenue increased 26.8% to $26.4 million compared to $20.8 million for the first quarter of 2013.

•	Gross profit increased 27.5% to $15.8 million compared to $12.4 million in the same period last year.

•	Cash and cash equivalents increased to $6.7 million as of March 31, 2014 compared to $4.3 million as of December 31, 2013.

•	Net cash provided by operating activities increased 45.0% to $2.7 million compared to $1.8 million for the three months ended March 31, 2013.

“We are very pleased to report record revenue for the first quarter as our unique business model produced a solid result,” stated Steve Wallach, Chairman and CEO of Youngevity International.  “This quarter was a great start to the year and we are excited about the opportunities ahead of us in 2014.  We are confident that Youngevity is well-positioned to continue our strong organic growth and we look forward to expanding our international presence as we strategically open new markets around the world.”

Dave Briskie, CFO of Youngevity International, said “We are very pleased to deliver our seventh straight quarter of profitability.  The current quarter had a number of non-recurring items that impacted our results including $325,000 in incremental expenses related primarily to our international expansion and the launch of MK Collaborative, both areas that are not yet revenue contributors. In addition, we had an extraordinary expense that had a negative impact on our results in the amount of $323,000 related to our coffee roasting operations.  Considering those items that negatively impacted our bottom line by approximately ($650,000), we are pleased with our Q1 performance.  We anticipate continued growth into Q2.”

Mr. Briskie continued, “In 2014, we will remain focused on accelerating our revenue via targeted acquisitions, international expansion, organic growth, and expansion of our green coffee distribution business.  We expect to grow and improve profitability in both our direct selling and coffee business segments.”

2014 First Quarter Results

•
For the three months ended March 31, 2014, the Company reported net revenue of $26.4 million, compared to $20.8 million for the same period in 2013, an increase of 26.8%.  The increase in revenue is attributed primarily to the increase in our product offerings and distributors and $2.3 million in additional revenues derived from the acquisitions of Heritage Makers, Inc., acquired on August 14, 2013, GoFoods Global, LLC, acquired on October 1, 2013 and Biometics International Inc., acquired on November 19, 2013.

•	Gross profit for the first quarter ended March 31, 2014 increased to $15.8 million, compared to $12.4 million for the same period last year, an increase of 27.5%.

•	Net Income for the first quarter of 2014 was $427,000 compared to a net income of $993,000 for the first quarter of 2013.
•
EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense or "Adjusted EBITDA", was $1.7 million for the three months ended March 31, 2014 compared to $2.2 million in the same period for the prior year.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call.  Recorded calls are available in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International Inc. in July 2013.

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our expected future growth, international expansion and improved profit.  These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Condensed Consolidated Statements of Income
(In thousands, unaudited)
	Three Months Ended March 31,
	2014	2013

Revenues	$26,403	$20,827
Cost of revenues	10,567	8,410
Gross profit	15,836	12,417
Operating expenses
Distributor compensation	10,949	7,731
Sales and marketing	1,362	856
General and adminstrative	2,567	2,383
Total operating expenses	14,878	10,970
Operating income	958	1,447
Other income	1	-
Interest expense, net	(381)	(256)
Total other expense	(380)	(256)
Income before income taxes	578	1,191
Income tax provision	151	198
Net income	$427	$993

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands, unaudited)
	Three Months Ended March 31,
	2014	2013

Net Income	$427	$993
Add:
Interest	381	256
Income taxes	151	198
Depreciation	138	89
Amortization	477	379
EBITDA	1,574	1,915
Stock based compensation	148	299
Adjusted EBITDA	$1,722	$2,214